SHAILEN SINGH

1210 1200 West 73rd Avenue,

Vancouver, B.C., V6P 6G5

April 16, 2008

Board of Directors

Grower Direct Coffee Company Inc
2813 7th St,

Berkeley, California, 94710

Dear  Sirs,

RE : FORM 8-K

TO WHOM IT MAY CONCERN

I have received and reviewed a copy of the Current Report on Form 8-K dated April 16, 2008, to be filed with the Securities and Exchange Commission and the disclosures made under Item 5.02 thereof.  I have no disagreement with the disclosures made by the Company as they pertain to my decision to resign from the Company’s Board of Directors.

I hereby consent to the inclusion of this letter as an exhibit to the Form 8-K.

Sincerely,

“Shailen Singh”

Shailen Singh